Exhibit (2)(a)

                            ARTICLES OF INCORPORATION
                                       OF
                  LASALLE GLOBAL REAL ESTATE INCOME FUND, INC.

      FIRST: INCORPORATION: The undersigned, Allison M. Harlow, whose address is 200 Park Avenue, New York, New York 10166-0153, being at least eighteen years of age, does hereby form a corporation under the general laws of the State of Maryland.

      SECOND: NAME OF CORPORATION: The name of the corporation is LaSalle Global Real Estate Income Fund, Inc. ("Corporation").

      THIRD: CORPORATE PURPOSES: The Corporation is formed for the following purpose or purposes:

      A. To conduct, operate and carry on the business of a closed-end, management investment company, registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended ("1940 Act"); and

      B. To exercise and enjoy all powers, rights, and privileges granted to and conferred upon corporations by the Maryland General Corporation Law now or hereafter in force, including, without limitation:

            1. To hold, invest, and reinvest the funds of the Corporation, and to purchase, subscribe for or otherwise acquire, hold for investment, trade and deal in, sell, assign, negotiate, transfer, exchange, lend, pledge or otherwise dispose of, or turn to account or realize upon securities of any corporation, company, association, trust, firm, partnership, or other organization however or whenever established or organized, as well as securities issued by the United States Government, the government of any state, municipality, or other political subdivision, foreign governments, supranational entities, or any other governmental or quasi-governmental agency, instrumentality, or entity. For the purposes of these Articles of Incorporation, as the same may be supplemented or amended ("Articles"), without limiting the generality thereof, the term "securities" includes: stocks, shares, units of beneficial interest, partnership interests, leases, bonds, debentures, time notes and deposits, notes, mortgages, and any other obligations or evidence of indebtedness; any certificates, receipts, warrants, options, futures or forward contracts, or other instruments representing rights or obligations to receive, purchase, subscribe for or sell the same, or evidencing or representing any other direct or indirect right or interest, including all rights of equitable ownership, in any property or assets; and any negotiable or non-negotiable instruments including money market instruments, bank certificates of deposit, finance paper, commercial paper, bankers' acceptances, and all types of repurchase and reverse repurchase agreements; interest rate, currency or other swap contracts or protection instruments; and all types of derivative contracts, derivative instruments and synthetic securities;

            2. To enjoy all rights, powers, and privileges of ownership or interest in all securities held by the Corporation, including the right to vote and otherwise act with respect to the preservation, protection, improvement, and enhancement in value of all such securities;

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            3.    To issue and sell shares of its own capital stock, including shares in fractional denominations, and securities which are convertible or exchangeable, with or without the payment of additional consideration, into such capital stock in such amounts and on such terms and for such amount or kind of consideration (including securities) now or hereafter permitted by the laws of the State of Maryland and by these Articles as its Board of Directors may, and is hereby authorized to, determine;

            4. To purchase, repurchase or otherwise acquire, hold, dispose of, resell, transfer, reissue, or cancel shares of its own capital stock in any manner and to the extent now or hereafter permitted by the laws of the State of Maryland and by these Articles;

            5. To transact its business, carry on its operations, have one or more offices, and exercise all of its corporate powers and rights in any state, territory, district, and possession of the United States, and in any foreign country;

            6. To aid by further investment any issuer of which the Corporation holds any obligation or in which it has a direct or indirect interest, to perform any act designed to protect, preserve, improve, or enhance the value of such obligation or interest, and to guarantee or become a surety on any or all of the contracts, stocks, bonds, notes, debentures, and obligations of any corporation, company, trust, association, partnership, firm, or other entity; and

            7. To generally transact any business in connection with or incidental to its corporate purposes, and to do everything necessary, suitable, or proper for the accomplishment of such purposes or for the attainment of any object or furtherance of any purpose set forth in these Articles, either alone or in association with others.

      C. The foregoing clauses shall be construed both as purposes and powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the purposes and powers of the Corporation.

      D. Incident to meeting the purposes specified above, the Corporation shall also have the power, without limitation:

            1. To make contracts and guarantees, incur liabilities and borrow money;

            2. To sell, lease, exchange, transfer, convey, mortgage, pledge, and otherwise dispose of any or all of its assets;

            3. To acquire by purchase, lease or otherwise, and take, receive, own, hold, use, employ, improve, dispose of and otherwise deal with any interest in real or personal property, wherever located; and

            4. To buy, sell, and otherwise deal in and with commodities, indices of commodities or securities, and foreign exchange, including the purchase and sale of options contracts, forward contracts, futures contracts and options on futures contracts related thereto, subject to any applicable provisions of law.

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      FOURTH: ADDRESS OF PRINCIPAL OFFICE. The post office address of the principal office of the Corporation in the State of Maryland is CSC - Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202.

      FIFTH: NAME AND ADDRESS OF RESIDENT AGENT. The name and address of the resident agent of the Corporation in the State of Maryland is CSC - Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202.

      SIXTH: CAPITAL STOCK.

      A. The total number of shares of all classes of capital stock that the Corporation has authority to issue is one billion (1,000,000,000) shares of capital stock, $0.0001 par value, having an aggregate par value of one hundred thousand dollars ($100,000).

      B. Stockholders shall not have preemptive or preferential rights to acquire any shares of the capital stock of the Corporation, and any or all of such shares, whenever authorized, may be issued, or may be reissued and transferred if such shares have been reacquired and have treasury status, to any person, firm, corporation, trust, partnership, association or other entity for such lawful consideration and on such terms as the Board of Directors determines in its discretion without first offering the shares to any such holder.

      C. All shares of the Corporation's authorized capital stock, when issued for such consideration as the Board of Directors may determine, shall be fully paid and nonassessable.

      D. The Board of Directors of the Corporation may, pursuant to Section 2-208 of the Maryland General Corporation Law or a successor provision thereto, classify or reclassify any unissued capital stock from time to time by setting or changing any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or (subject to the purposes of the Corporation) terms or conditions for the redemption of the stock by the Corporation. Unless and until the Board of Directors shall provide otherwise pursuant to the authority granted in this paragraph, all of the authorized shares of the Corporation's capital stock are designated as Common Stock.

      E. No shares of the Corporation's Common Stock shall have any conversion or exchange rights or privileges or have cumulative voting rights.

      F. The dividends and distributions or other payments with respect to the capital stock of the Corporation, including any class that hereafter may be created, shall be in such amounts as may be declared from time to time by the Board of Directors, whether by specifying the amounts, establishing formulas, or otherwise, and such dividends and distributions may vary from class to class to such extent and for such purposes as the Board of Directors may deem appropriate, including, but not limited to, the purpose of complying with requirements of regulatory or legislative authorities or the terms of any preference attaching to one or more classes.

      G. Unless otherwise provided in these Articles, on each matter that is submitted to a vote of the stockholders, each holder of a share of capital stock of the Corporation shall be entitled to one vote for each such share registered in such holder's name on the books of the Corporation, irrespective of the class of such share, and all shares of all classes of capital stock shall vote together as a single class; provided, however, that, except as otherwise expressly provided in these Articles, as to any matter with respect to which a separate vote of any class is required by the 1940 Act (including the rules or regulations thereunder) or by the Maryland General Corporation Law, voting in accordance with such requirement shall apply in lieu of a vote of all classes voting together as a single class. Nothing in these Articles shall

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be deemed to prohibit the Board of Directors, through articles supplementary establishing the rights and privileges of any class, from granting to one or more classes the exclusive right to elect one or more directors of the Corporation. Any matter requiring a vote of stockholders may be approved by a written consent of stockholders to the extent permitted by law.

      H. In the event of the liquidation or dissolution of the Corporation, the holders of the Corporation's Common Stock shall be entitled to receive all the net assets of the Corporation not attributable to other classes of capital stock through any preference. The assets so distributed to the stockholders shall be distributed among such stockholders in proportion to the number of shares of the class held by them and recorded on the books of the Corporation.

      SEVENTH: BOARD OF DIRECTORS: The Corporation shall have at least three directors; provided that if there is no stock outstanding, the number of directors may be less than three but not less than one. Paul Goucher shall act as director of the Corporation until the first annual meeting or until his successor is duly chosen and qualified. Except for the initial Board of Directors, the Board of Directors shall at all times be divided as equally as possible into three classes of directors designated Class I, Class II, and Class
III. The terms of office of Class I, Class II, and Class III directors shall expire at the annual meetings of stockholders held in 2007, 2005, and 2006 respectively, and at each third annual meeting of stockholders thereafter.

      EIGHTH: MANAGEMENT OF THE AFFAIRS OF THE CORPORATION.

      A. All corporate powers and authority of the Corporation shall be vested in and exercised by the Board of Directors except as otherwise provided by statute, these Articles or the Bylaws of the Corporation.

      B. The Board of Directors shall have the power to adopt, alter, or repeal the Bylaws of the Corporation, except to the extent the Bylaws specifically provide otherwise.

      C. The Board of Directors shall have the power to determine whether and to what extent, and at what times and places, and under what conditions and regulations the accounts and books of the Corporation (other than the stock ledger) shall be open to inspection by stockholders. No stockholder shall have any right to inspect any account, book, or document of the Corporation except to the extent permitted by statute or the Bylaws.

      D. The Board of Directors shall have the power to determine, in accordance with generally accepted accounting principles, the Corporation's net income, its total assets and liabilities, and the net asset value of the shares of capital stock of the Corporation. The Board of Directors may delegate such power to any one or more of the directors or officers of the Corporation, its investment manager, administrator, custodian, or depository of the Corporation's assets, or another agent of the Corporation appointed for such purposes. Different classes of the capital stock may have different net asset values.

      E. The Board of Directors shall have the power to make distributions, including dividends, from any legally available funds in such amounts, and in a manner and to the stockholders of record of such a date, as the Board of Directors may determine.

      NINTH: STOCKHOLDER LIABILITY. The stockholders shall not be liable to any extent for the payment of any debt of the Corporation.

      TENTH: MAJORITY OF VOTES. Except as otherwise provided in these Articles, and notwithstanding any provision of Maryland law requiring approval by a greater proportion than a majority

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of the votes entitled to be cast in order to take or authorize any action, any action requiring stockholder approval under the Maryland General Corporation Law by a greater proportion than a majority of the votes entitled to be cast may be taken or authorized by the Corporation upon the affirmative vote of a majority of the votes entitled to be cast thereon (or by a majority of the votes entitled to be cast thereon by each class when the Corporation is required to obtain a vote by one or more separate classes).

      ELEVENTH: CERTAIN TRANSACTIONS.

      A. Notwithstanding any other provision of these Articles of Incorporation, the affirmative vote of the holders of (a) eighty percent (80%) of the votes entitled to be cast thereon by stockholders of the Corporation and (b) in the case of a Business Combination (as defined below), 66 2/3% of the votes entitled to be cast thereon by stockholders of the Corporation other than votes entitled to be cast thereon by an Interested Party (as defined below) who is (or whose Affiliate or Associate (each as defined below) is) a party to a Business Combination (as defined below) or by an Affiliate or Associate of the Interested Party, in addition to the affirmative vote of seventy-five percent (75%) of the entire Board of Directors, shall be required to advise, approve, adopt or authorize any of the following:

            1. a merger, consolidation or statutory share exchange of the Corporation with or into another person;

            2. issuance or transfer by the Corporation (in one or a series of transactions in any 12 month period) of any securities of the Corporation to any person or entity for cash, securities or other property (or combination thereof) having an aggregate fair market value of $1,000,000 or more, excluding (a) issuances or transfers of debt securities of the Corporation,
                  (b) sales of securities of the Corporation in connection with a public offering, (c) issuances of securities of the Corporation pursuant to a dividend reinvestment plan adopted by the Corporation, (d) issuances of securities of the Corporation upon the exercise of any stock subscription rights distributed by the Corporation and (e) portfolio transactions effected by the Corporation in the ordinary course of business;

            3. sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Corporation (in one or a series of transactions in any 12 month period) to or with any person or entity of any assets of the Corporation having an aggregate fair market value of $1,000,000 or more except for portfolio transactions (including pledges of portfolio securities in connection with borrowings) effected by the Corporation in the ordinary course of its business (transactions within clauses
                  (1), (2) and (3) above being known individually as a "Business Combination");

            4. the voluntary liquidation or dissolution of the Corporation, or an amendment to these Articles of Incorporation to terminate the Corporation's existence; or

            5. any stockholder proposal as to specific investment decisions made or to be made with respect to the Corporation's assets.

      B. However, the stockholder vote described in Paragraph (A) of this Article ELEVENTH will not be required with respect to the foregoing transactions (other than those set forth in (5) above) if they are approved by a vote of seventy-five percent (75%) of the Continuing Directors (as defined below). In that case, if Maryland law requires stockholder approval, the affirmative vote of a majority of the votes entitled to be cast shall be required, and if Maryland law does not require stockholder approval, no stockholder approval will be required.

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            1.    "Continuing Director" means any member of the Board of
                  Directors of the Corporation who is not an Interested Party or an Affiliate of an Interested Party and has been a member of the Board of Directors for a period of at least 12 months, or has been a member of the Board of Directors since the Corporation's initial public offering of its Common Stock, or is a successor of a Continuing Director who is unaffiliated with an Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

            2. "Interested Party" shall mean any person, other than an investment company advised by the Corporation's initial investment manager, or any of its Affiliates, that enters, or proposes to enter, into a Business Combination with the Corporation.

            3. "Affiliate" and "Associate" shall have the meaning ascribed to each such respective term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

      C. Continuing Directors of the Corporation acting by vote of at least 75% shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine (a) whether a person is an Affiliate or Associate of another, and (b) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

      D. Notwithstanding any other provision of these Articles of Incorporation, the affirmative vote of seventy-five percent (75%) of the entire Board of Directors shall be required to advise, approve, adopt or authorize the conversion of the Corporation from a "closed-end company" to an "open-end company" (as those terms are defined in the Investment Company Act of 1940, as amended), and any amendments to Article THIRD and otherwise to these Articles of Incorporation necessary to effect the conversion. Such conversion or any such amendment shall also require the approval of the holders of seventy-five percent (75%) of the votes entitled to be cast thereon by stockholders of the Corporation unless approved by a vote of seventy-five percent (75%) of the Continuing Directors (as defined above), in which event such conversion and amendment shall require the approval of the holders of a majority of the votes entitled to be cast thereon by stockholders of the Corporation.

      TWELFTH: LIMITATION ON LIABILITY.

            A. To the maximum extent permitted by applicable law (including the laws of the State of Maryland and the 1940 Act) as currently in effect or as it may hereafter be amended:

            1. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages; and

            2. The Corporation shall indemnify and advance expenses as provided in the Bylaws of the Corporation to its present and past directors, officers, employees and agents, and persons who are serving or have served at the request of the Corporation in similar capacities for other entities, provided, however, that the transfer agent of the Corporation or of another such entity shall not be considered an agent for these purposes, unless expressly deemed to be such by the Corporation's Board of Directors in a resolution referring to this Article.

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      B. No amendment, alteration or repeal of this Article or the adoption, alteration or amendment of any other provision of these Articles or the Bylaws of the Corporation inconsistent with this Article, shall adversely affect any limitation on liability or indemnification of any person under this Article with respect to any act or failure to act which occurred prior to such amendment, alteration, repeal or adoption.

      THIRTEENTH: RIGHT OF AMENDMENT. Except as set forth below and subject to the authority granted to the Board of Directors to adopt articles supplementary pursuant to Article SIXTH hereof and to amend provisions of these Articles without stockholder approval as provided by the laws of the State of Maryland, any provision of these Articles may be amended, altered or repealed only upon the affirmative vote of the holders of a majority of the outstanding shares of the Corporation. Any amendment, alteration or repeal of Articles SEVENTH, ELEVENTH, TWELFTH or THIRTEENTH shall require the affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares of the capital stock of the Corporation.

      IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 16th day of April, 2004.


                                                     /s/ Allison M. Harlow
                                                  ---------------------------
                                                   Allison M. Harlow

Resident Agent in Maryland: CSC - Lawyers Incorporating Service Company


By:       /s/ Michael Cambareri
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